Exhibit 10.3

CONTINUED EMPLOYMENT AND SEPARATION AGREEMENT

This Continued Employment and Separation Agreement (this “Agreement”) is made and entered into by and between Natural Resource Partners L.P. (“Company”), Western Pocahontas Properties Limited Partnership (“Employer”) and Nick Carter (“Executive”) on this 1st day of September 2014 (the “Effective Date”).

WHEREAS, Executive is currently employed by Employer and provides services to Employer and its affiliates;

WHEREAS, as a condition of Executive’s continued employment by Employer and Executive’s receipt of the benefits provided herein, Executive agrees to enter into this Agreement; and

WHEREAS Executive desires to retire from certain positions that he holds with certain affiliates of Employer and the parties desire to memorialize such retirement herein.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt of which is acknowledged and agreed, and intending to be legally bound, Company, Employer and Executive enter into this Agreement.

1. Resignation from Officer Positions; Continued Employment.

(a) Executive will voluntarily retire from his positions as President and Chief Operating Officer of GP Natural Resource Partners LLC, NRP (Operating) LLC and NRP Oil and Gas LLC, as President of NRP Finance Corporation, as President of Western Pocahontas Corporation, the general partner of Employer, and as President of New Gauley Coal Corporation effective as of September 1, 2014 (the “Retirement Date”).

(b) From the Retirement Date through December 31, 2014 (“Continuing Employment Period”), subject to Section 5 below, Executive shall remain employed with Employer and will provide such services as may be necessary for the transition of Executive’s duties and responsibilities while he was an officer of Company and Employer, as requested by the appropriate officers of Employer or Company from time to time, and to otherwise mentor, advise and promote the persons to whom Executive’s duties and responsibilities will be transitioned. In addition, during the Continuing Employment Period and through December 31, 2016, Executive agrees to refer to Company, or otherwise provide reasonable assistance to Company in its efforts to obtain transactions involving the acquisition of coal reserves, royalties and infrastructure. Executive’s employment with Employer will terminate on December 31, 2014 (the “Termination Date”), as Executive has elected to voluntarily resign his employment as of such date and, as of such date, Employer shall no longer be employed by Company or any of its affiliates.

2. Consideration.

(a) In consideration for Executive’s promises herein and provided that Executive continues to comply with the restrictive covenants set forth in Section 3, Company (or, as applicable, Employer) shall:

(i) Continue to employ Executive through the Termination Date (unless this Agreement is earlier terminated pursuant to Section 5 below) and, in so doing, pay Executive a base salary at the rate of $33,250 per complete calendar month (which amount includes Executive’s car allowance) during the period of the Continuing Employment Period that Executive is employed hereunder pursuant to the regular payroll practice of Employer as may exist from time to time and subject to tax withholding and other payroll deductions.

(ii) Subject to the execution and delivery to Company of a release in the form attached as Exhibit A (“Release”) on or after December 31, 2014 but no later than January 31, 2015 (and provided that Executive does not subsequently revoke such release in the time provided to do so), pay Executive an annual bonus with respect to 2014 services equal to $133,000 (“Bonus”) on December 31, 2014, subject to tax withholding and other payroll deductions; provided, however, Executive will not be entitled to otherwise receive an annual bonus or participate in any incentive compensation arrangements of Company, Employer or the affiliates of either entity (other than the vesting of the phantom units described in Section 2(a)(iii)) on and after the Retirement Date or with respect to the year ending December 31, 2014, including, but not limited to the NRP (GP) LP management incentive pool.

(iii) Provide for Executive’s continued participation in the other executive benefit plans and arrangements of Company and its affiliates in which Executive participated prior to the Retirement Date to the extent Executive is otherwise eligible to participate in such arrangements pursuant to their terms.

(iv) Accelerate the vesting of any outstanding phantom units granted to Executive under the Natural Resource Partners Long-Term Incentive Plan (“Plan”) and held by Executive as of the Retirement Date (“Phantom Units”). The “Fair Market Value” (as such term is defined in the Plan) of the Phantom Units for purposes of settlement will be determined as of the Retirement Date. The Phantom Units will be settled pursuant to the terms of the agreements evidencing the Phantom Units and the Plan; provided, however, that the retention of the cash payment received by Executive in settlement of the Phantom Units will be conditioned on the execution and delivery to Company of the Release or after December 31, 2014 but no later than January 31, 2015 (and the further condition that Executive does not subsequently revoke such release in the time provided to do so). In the event that Executive: (a) does not timely execute and deliver an effective Release pursuant to this Section 2(a)(iv); (b) revokes such Release; or (c) otherwise materially violates a covenant set forth in Section 3, then Executive will be required to repay to Company, an amount in cash equal to the sum of (A) the Bonus and (B) the “Fair Market Value” (as such term is defined in the Plan) of the Phantom Units as of the Retirement Date. Any such repayment owed pursuant to parts (a) or (b) of the preceding sentence shall be owed by Executive within fifteen days of the delivery of written notice from Company that such repayment is required; any such repayment owed pursuant to part (c) of the preceding sentence shall be owed by Executive within fifteen days of a determination by a court or arbitrator of competent jurisdiction that Executive has committed a breach as described in part (c). Company will withhold from the amounts payable pursuant to this Section 2(a)(iv) all federal, state, city, or other income or employment taxes as may be required pursuant to any law or governmental regulation or ruling.

(b) The consideration set forth in this Section 2 is referred to as the “Consideration.”

3. Continuing Post-Employment Obligations.

(a) Executive acknowledges that Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”), that Executive has received such Confidential Information and that additional Confidential Information will be provided to Executive during the Continuing Employment Period. Confidential information includes, but is not limited to, reserves, royalty and infrastructure information, technical information, strategic information, information about acquisition prospects, business plans, processes and compilations of information, records, specifications and information concerning customers or vendors, customer and supplier lists, and information regarding methods of doing business. As defined herein, Confidential Information shall not include information that is generally known to the public other than as a result of disclosure by Executive or any individual who has made such information known in breach of any duty of confidentiality.

(b) Executive acknowledges and agrees that the Confidential Information has been developed or acquired by Company through the expenditure of substantial time, effort and money and provides Company with an advantage over competitors who do not know or use such Confidential Information and that Company would be irreparably harmed by any breach of this Section 3. Executive further acknowledges and agrees that his violation of any of the covenants of Section 3(g) below may give rise to cause of action against him with remedies for Company in equity or at law.

(c) During and following the Continuing Employment Period, Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information except to the extent authorized in writing by the Chief Executive Officer, President or Vice President & General Counsel of GP Natural Resource Partners LLC or compelled by legal process, other than to an Executive of Company or Employer or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties pursuant to this Agreement. Executive agrees to use his best efforts to give Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide Company with written notice at least five days before disclosure or within one business day after Executive is informed that such disclosure is being or will be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

(d) Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than Company.

(e) All records, files, documents and materials (including all electronically stored information), or copies thereof, relating to Company’s business which Executive shall prepare, or use, or be provided with during the Continuing Employment Period or which

Executive has prepared, or used, or been provided with as a result of his employment with Employer or any of its affiliates, shall be and remain the sole property of Employer or its affiliates, as the case may be, and shall be returned promptly by Executive to Employer or its applicable affiliate upon termination of the Continuing Employment Period.

(f) During and following the Continuing Employment Period, Executive will cooperate with, and assist, Company in defense of any claim, litigation or administrative proceeding brought against Company as reasonably requested by Company. Such cooperation and assistance shall include, but not be limited to, (i) interviews of Executive by legal counsel for Company as reasonably requested by such counsel, (ii) Executive providing documents (or copies thereof) and executing affidavits as reasonably requested by such counsel, (iii) Executive appearing for depositions, trials, and other proceedings as reasonably requested by such counsel, and (iv) unless otherwise prohibited by law, Executive only communicating with any party adverse to Company (or such party’s representative) through legal counsel for Company. Company will pay all reasonable out-of-pocket expenses incurred by Executive in providing such cooperation and assistance, provided such expenses have been pre-approved by Company. Nothing in this paragraph 3(f) is intended to cause Executive to testify other than truthfully in any proceeding or affidavit or prevent any communication that is required by law.

(g) Executive acknowledges and agrees that the nature of the Confidential Information would make it impossible for him to perform in a similar capacity for a Competing Business (as defined below) without disclosing or utilizing the Confidential Information. Executive further acknowledges and agrees that Company’s business is conducted throughout the Restricted Area in a highly competitive market. Accordingly, Executive agrees that he will not (other than for the benefit of Company) directly or indirectly, individually or as an officer, director, Executive, shareholder, officer, contractor, partner, joint venturer, agent, equity owner or in any other capacity whatsoever, during the Restricted Period, directly or indirectly: (1) within the Restricted Area, engage in, or assist any other person or entity in, any business involving the pursuit of coal reserve, royalty and infrastructure acquisitions (a “Competing Business”); (2) hire, attempt to hire, or contact or solicit with respect to hiring any employee of Company, or (3) solicit, divert or take away any customers or customer leads of Company. For the avoidance of doubt, the foregoing sentence shall not preclude Executive from having roles with respect to the coal mining operations so long as such roles do not violate any of the restrictions of Section 3(c) above. Notwithstanding the foregoing, nothing in this Agreement is intended to preclude Executive from serving as a member of the board of directors or managers of a Competing Business, so long as Executive does not violate the provisions of Section 3(c) above in the course of such service and Executive recuses himself from any and all discussions regarding the acquisition of coal reserves, royalties and infrastructure by such Competing Business. As used herein: (X) the “Restricted Area” is defined as the counties within the United States in which coal reserves are mined, produced or otherwise subject to acquisition; and (Y) the “Restricted Period” is defined as the date beginning on the Effective Date and ending on: (i) December 31, 2030 with respect to all restrictions set forth in Section 3(g)(1) above that relate to Pocahontas Land Corporation (“Pocahontas Land”) or the acquisition of Pocahontas Land or any of its assets; and (ii) December 31, 2016 with respect to all other prohibitions set forth in Sections 3(g)(1), 3(g)(2) and 3(g)(3) above.

(h) Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in all respects and are no broader than are necessary to protect Company’s legitimate business interests, including the preservation of their goodwill and the protection of the Confidential Information. Executive further acknowledges and agrees that the restrictions set forth herein afford fair protection to the interests of Employer and Company, that Company has made significant investments in Executive and that the restrictions on Executive do not interfere with the public interest or impose any undue hardships on Executive.

(i) If any court determines that any portion of this Section 3 (or part thereof) is invalid or unenforceable, such portion (or part thereof) shall be severable and the remainder of this Section 3 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 3, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(j) As used in this Section 3 “Company” shall include Natural Resource Partners L.P. and any of its affiliates, including Employer, and shall also include New Gauley Coal Corporation and Quintana Minerals Corporation and each of their respective affiliates.

4. Warranties and Other Obligations of Executive. Executive agrees, represents and warrants that:

(a) The consideration provided to Executive herein, including Executive’s continued employment and the benefits set forth in Section 2 above, is not something to which Executive is otherwise indisputably entitled but for his entry into this Agreement and is good and sufficient consideration for Executive’s entry into this Agreement.

(b) Executive is legally and mentally competent to sign this Agreement.

(c) Executive presently possesses the exclusive right to receive all of the consideration paid or provided in exchange for this Agreement.

5. Termination. Company may terminate this Agreement at any time between September 1, 2014 and December 31, 2014 with 30 days’ written notice to Executive, and Executive will be entitled to receive the consideration set forth in Sections 2(a)(i) only through the date of such termination and not thereafter. Upon termination of this Agreement, the provisions of Section 3 shall continue provided Company has paid Executive the consideration set forth in Section 2(a)(ii) and (iv). The Agreement will expire on December 31, 2016, except as to the covenant set forth in Section 3(g)(i) related to Pocahontas Land.

6. Choice of Law. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Delaware (without regard to any conflicts of law principle which would require the application of some other state law) and, when applicable, the laws of the United States.

7. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof. Any previous agreements with respect to this subject matter are superseded by this Agreement and are of no further force or effect. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both Executive and Company. No person has any authority to make any representation or promise on behalf of any of the parties not set forth in this Agreement. This Agreement has not been executed in reliance upon any representation or promise except those contained herein.

8. Acknowledgment of Terms. Executive acknowledges that Executive has carefully read this Agreement; that Executive has had the opportunity for review of it by Executive’s attorney; and that Executive is signing this Agreement knowingly and voluntarily.

9. Waiver. The failure of either party to enforce or to require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall this failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

10. Severability. Each part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.

11. Construction. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. The plural includes the singular and the singular includes the plural; “and” and “or” are each used both conjunctively and disjunctively; “any,” “all,” “each,” or “every” means “any and all, and each and every;” “including” and “includes” are each “without limitation;” and “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.

12. Timing. Executive acknowledges and agrees Executive has had a reasonable time to consider this Agreement before executing it.

13. Advice to Consult Counsel. Company hereby advises Executive to consult with an attorney prior to executing this Agreement.

14. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

16. Third-Party Beneficiaries. Each affiliate of Company that is not a signatory hereto shall be a third-party beneficiary of Executive’s obligations hereunder and be entitled to enforce such obligations as if a party hereto.

17. Section 409A. This Agreement is intended to be exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the provisions of this Release shall be construed accordingly. Executive’s “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) is intended to be December 31, 2014.

18. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, as follows:

If to Executive:	Nick Carter 925 Star Gaze Drive Lexington, KY 40509

If to Company:	Natural Resource Partners L.P. 601 Jefferson St., Suite 3600 Houston, Texas 77002 Attn: Vice President & General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

NICK CARTER

/s/ Nick Carter

NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP, its general partner

By: GP Natural Resource Partners LLC, its general partner

By:	/s/ Dwight L. Dunlap
Name: Dwight L. Dunlap
Title: Chief Financial Officer and Treasurer

WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP

By: Western Pocahontas Corporation, its general partner

By:	/s/ Dwight L. Dunlap
Name: Dwight L. Dunlap
Title: Chief Financial Officer and Treasurer

EXHIBIT A

GENERAL RELEASE AGREEMENT

This GENERAL RELEASE AGREEMENT (this “Release”) is that certain release referenced in Section 2(a)(ii) and (iv) of the Continued Employment and Separation Agreement (the “Agreement”) made and entered into by and between Natural Resource Partners L.P. (“Company”), Western Pocahontas Properties Limited Partnership (“Employer”) and Nick Carter (“Executive”) and effective as of the date signed by Executive as evidenced by the signature page below (the “Effective Date”).

1. Release of Liability for Claims.

(a) For good and valuable consideration, including Executive’s receipt and ability to retain the benefits set forth in Section 2(a)(ii) and (iv) of the Agreement, Executive hereby forever releases, discharges and acquits the Company, Employer, each of their respective subsidiaries and other affiliates, New Gauley Coal Corporation, Quintana Minerals Corporation, and each of the foregoing entities’ respective predecessors, successors and past, present and future subsidiaries, affiliates, boards of directors (or comparable bodies) and all members thereof, shareholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by a Company Party and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind, whether known or unknown, related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring or existing on or prior to the time that Executive signs this Release, including without limitation, (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Kentucky Civil Rights Act, the West Virginia Human Rights Act, the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (F) the Family and Medical Leave Act of 1993; (G) any federal, state or local wage and hour law; (H) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (I) any public policy, contract, tort, or common law claim or claim for fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; and (iii) any claim for compensation or benefits of any kind not expressly set forth in this Release (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) Notwithstanding the above, the Released Claims do not include any claim that first arises after the date that Executive signs this Release or any claim to vested benefits under an employee benefit plan of any Company Party that is subject to ERISA.

(c) Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating with such agency; however, Executive understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions.

2. Representation About Claims. Executive represents and warrants that Executive has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.

3. Executive’s Acknowledgments. By executing and delivering this Release, Executive expressly acknowledges that:

(a)	He has carefully read this Release and has had sufficient time to consider it;

(b)	He has been and hereby is advised in writing to discuss this Release with an attorney of his choice and he has had adequate opportunity to do so prior to executing this Agreement;

(c)	He fully understands the final and binding effect of this Release; the only promises made to him to sign this Release are those stated herein; and he is signing this Release knowingly, voluntarily and of his own free will, and he understands and agrees to each of the terms of this Release;

(d)	The only matters relied upon by him and causing him to sign this Release are the provisions set forth in writing within the Agreement and the four corners of this document; and

(e)	He has had the opportunity to receive sufficient legal advice from advisors of his own choosing such that he enters into this Release with full understanding of the tax and legal implications thereof.

4. Applicable Law. This Release is entered into under, and shall be governed for all purposes by, the laws of the State of Delaware without reference to the principles of conflicts of law thereof.

5. Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Company Party that is not a signatory to this Release shall be a third-party beneficiary of Section 1 of this Release.

6. Revocation Right. Notwithstanding the initial effectiveness of this Release, Executive may revoke the delivery (and therefore the effectiveness) of this Release within the seven-day period beginning on the date Executive executes this Release (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the Company, care of Vice President & General Counsel, Natural Resource Partners L.P., 601 Jefferson St., Suite 3600, Houston, Texas 77002, so that it is received by such officer before 11:59 p.m. Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then no consideration shall be retained to Executive pursuant to Section 2(a)(ii) and (iv) of the Agreement (and Executive shall be required to return all such consideration) and this Release shall be of no force or effect and shall be null and void ab initio.

7. Severability. Any term or provision of this Release (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Release invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the bargain under the Agreement.

8. Return of Property. Executive represents and warrants that he has returned to the Company all property belonging to the Company or any other Company Party, including without limitation all computer files, electronically stored information and other materials provided to him by the Company or any other Company Party in the course of his employment and Executive further represents and warrants that he has not maintained a copy of any such materials in any form. The parties agree and understand that Executive will maintain all of the contact information currently contained in his personal electronic devices.

9. Affirmation of Restrictive Covenants. In signing below, Executive affirms and represents that he will abide by the restrictions set forth in Section 3 of the Agreement, which such restrictions (including those with respect to confidentiality, non-competition and non-solicitation), Executive acknowledges and agrees are reasonable and enforceable in all respects and necessary to protect the Company Parties’ legitimate business interests. Executive further represents that he has received sufficient consideration to support such restrictions, has been employed for an appreciable length of time after entering into the Agreement, and that he will suffer no undue hardship by complying with such restrictions.

10. Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

[Signature page follows]

In signing below, I knowingly and voluntarily enter into this General Release Agreement and fully and finally release any and all Released Claims (as defined in Section 1 above).

NICK CARTER

Date:

A-5